SCHEDULE 14A
                               (Rule 14a-101)
                          SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

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 Filed by a Party other than the Registrant [  ]

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      Rule 14a-6(e)(2))
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 [ ]  Soliciting Material Pursuant to section 240.14a-11(c) or section
      240.14a-12


                          THE PIONEER GROUP, INC.
  ---------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

                                    n/a
  ---------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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                     DON'T SIGN LENS'S GOLD PROXY CARD


                                                      April 18, 2000


DEAR FELLOW STOCKHOLDER:

      Your Board of Directors is pleased to inform you of certain recent developments concerning your investment in The Pioneer Group, Inc.

      On February 11, 2000, your Board engaged Merrill Lynch & Co. and Salomon Smith Barney Inc., two nationally-recognized investment banking firms, to each independently conduct a financial analysis of the Company's businesses and to assist the Board in evaluating strategic alternatives. A short time later, on March 3, 2000, your Board announced that it had completed its review and had unanimously authorized the Company's bankers to actively explore those alternatives that would maximize shareholder value, including the possible sale of the Company. THIS PROCESS IS CONTINUING, AND YOUR BOARD IS VERY ENCOURAGED BY THE EXPRESSIONS OF INTEREST RECEIVED TO DATE.

      Despite your Company's recent announcements, on April 13, 2000, LENS Investment Management, LLC commenced a proxy contest to take control of your Company's Board at the annual meeting of stockholders scheduled for May 16, 2000. Although the stated purpose of the LENS candidates is to force the immediate sale of Pioneer, they admit there can be no assurance that they would be able to successfully implement their plan to sell the Company if elected to the Board. The LENS candidates disclose further that they could decide to abandon their plan to sell the Company and "pursue another course of action."

      YOUR BOARD HAS CONCLUDED UNANIMOUSLY THAT THE ELECTION OF THE LENS CANDIDATES WOULD BE CONTRARY TO YOUR BEST INTERESTS SINCE IT WOULD EFFECTIVELY UNDO THE WORK YOUR BOARD, MANAGEMENT AND THE COMPANY'S INVESTMENT BANKERS HAVE ALREADY DONE IN SEEKING TO MAXIMIZE STOCKHOLDER VALUE. YOU ARE STRONGLY URGED NOT TO SIGN ANY GOLD PROXY CARD YOU MAY RECEIVE FROM THE LENS DISSIDENT GROUP. PLEASE SUPPORT YOUR BOARD BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE MANAGEMENT PROXY CARD AT YOUR EARLIEST CONVENIENCE.


                               WHAT IS LENS?

      LENS Investment Management is, in effect, a professional dissident stockholder. You should know that LENS had threatened or commenced proxy contests against numerous other public companies before targeting Pioneer. LENS's most recent dissident campaign was against Juno Lighting, Inc. in June 1999. In that effort, LENS waged an unsuccessful proxy contest to defeat a merger in which Juno stockholders received a premium of 22% over prevailing market prices prior to the announcement of the merger.

      Although LENS discloses ownership of 4.1% of Pioneer's outstanding shares, most of these shares represent an investment by LENS's clients, and not a personal commitment on the part of the LENS candidates. IN FACT, THE LENS CANDIDATES BENEFICIALLY OWN ONLY 108,022 PIONEER SHARES -- FAR FEWER THAN THE 3,481,643 SHARES BENEFICIALLY OWNED BY YOUR CURRENT BOARD.


           OUR VIEW OF THE LENS PLATFORM - START THE PROCESS OVER

      We see no valid reason to hand over control of your Company to LENS at a time when, by the date of the annual meeting, your Board and its advisors will have already committed over three months effort toward exploring transactions to maximize value for Pioneer stockholders. Although LENS has stated publicly it was "encouraged" by your Company's actions in this regard, LENS has disrupted the process and diverted the Board's and management's attention from the task at hand by making burdensome demands for documents and threatening baseless lawsuits in furtherance of its dissident campaign. Furthermore, we assume that the LENS candidates would have to spend considerable time learning about your Company's complex businesses -- and managing them in the process -- before they could even begin to attempt to sell your Company. ASK YOURSELF HOW MUCH TIME, EFFORT AND MONEY WILL HAVE BEEN WASTED IF THE LENS GROUP GAINS CONTROL OF PIONEER?

      In addition, although LENS freely attacks the performance of your Company, it fails to offer any suggestions to improve your Company's operations. If LENS were to abandon its plans to sell Pioneer -- as it warns it could do -- WHAT WOULD HAPPEN TO THE VALUE OF YOUR INVESTMENT IF THE LENS CANDIDATES WERE SUDDENLY FORCED TO RUN A COMPANY THEY APPARENTLY KNOW LITTLE ABOUT?


                      WE BELIEVE YOUR CHOICE IS CLEAR

      We deeply regret that a costly and disruptive proxy contest is being forced upon your Company at a time when the Board's and management's collective energies should be devoted toward maximizing value for all Pioneer stockholders. We believe your best interests will be served, not by returning to square one with an untested opposition group, but by reelecting your Board of Directors and allowing them to complete a process which is well underway. PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE MANAGEMENT PROXY CARD TODAY.


                                           Sincerely,


                                           John F. Cogan, Jr.
                                           President




                                -IMPORTANT-

Please be sure your latest dated proxy card is a WHITE proxy card voting FOR the management nominees. A later dated gold proxy card, even if marked "withhold authority" to vote for the LENS group, will revoke your vote for management. If you have any questions or need assistance in voting your shares, please call D. F. King & Co., Inc., our proxy solicitor, at:

                      (800) 347-4750 (call toll-free)